EXHIBIT 23.1

BMKR, LLP Certified Public Accountants 1200 Veterans Memorial Highway, Suite 350, Hauppauge, NY 11788	T 631-293-5000 F 631-234-4272
Thomas G. Kober CPA		Charles W. Blanchfield CPA (Retired)
Alfred M. Rizzo CPA		Bruce A. Meyer CPA (Retired)
Joseph Mortimer CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 12, 2019 relating to the balance sheet of Iconic Brands Inc. as of December 31, 2018 and 2017 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and 2017, and to the reference of us under the heading “Experts” in such Prospectus.

BMKR, LLP

BMKR LLP

Hauppauge, NY 11788

September 9, 2019

Member American Institute of Certified Public Accountants

Member Public Company Accounting Oversight Board